SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Cheniere Energy Partners, L.P.

(Name of Issuer)

Common Units Representing Limited Partner Interests

(Title of Class of Securities)

16411Q101

(CUSIP Number)

John G. Finley The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 (212) 583-5000	Marisa Beeney GSO Capital Partners LP 345 Park Avenue New York, NY 10154 (212) 503-2100

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 8, 2017

(Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16411Q101	13D	Page 2 of 38 Pages

1	Names of Reporting Persons Blackstone CQP Common Holdco L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 1,101,169
	8	Shared Voting Power 0
	9	Sole Dispositive Power 1,101,169
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,101,169
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 3 of 38 Pages

1	Names of Reporting Persons Blackstone CQP Common Holdco GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 1,101,169
	8	Shared Voting Power 0
	9	Sole Dispositive Power 1,101,169
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,101,169
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 4 of 38 Pages

1	Names of Reporting Persons Blackstone CQP Holdco LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 198,978,886
	8	Shared Voting Power 0
	9	Sole Dispositive Power 198,978,886
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 198,978,886
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.1%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 5 of 38 Pages

1	Names of Reporting Persons Blackstone CQP Holdco II GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 198,978,886
	8	Shared Voting Power 0
	9	Sole Dispositive Power 198,978,886
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 198,978,886
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.1%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 6 of 38 Pages

1	Names of Reporting Persons Blackstone CQP FinanceCo LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 198,978,886
	8	Shared Voting Power 0
	9	Sole Dispositive Power 198,978,886
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 198,978,886
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.1%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 7 of 38 Pages

1	Names of Reporting Persons Blackstone CQP Holdco GP LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 198,978,886
	8	Shared Voting Power 0
	9	Sole Dispositive Power 198,978,886
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 198,978,886
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.1%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 8 of 38 Pages

1	Names of Reporting Persons Blackstone Energy Management Associates L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,101,169
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,101,169
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,101,169
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 9 of 38 Pages

1	Names of Reporting Persons Blackstone Management Associates VI L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 200,080,055
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 200,080,055
11	Aggregate Amount Beneficially Owned by Each Reporting Person 200,080,055
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.4%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 10 of 38 Pages

1	Names of Reporting Persons Blackstone EMA L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,101,169
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,101,169
11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,101,169
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 11 of 38 Pages

1	Names of Reporting Persons BMA VI L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 200,080,055
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 200,080,055
11	Aggregate Amount Beneficially Owned by Each Reporting Person 200,080,055
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.4%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 12 of 38 Pages

1	Names of Reporting Persons Blackstone Holdings III L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 200,080,055
	8	Shared Voting Power 0
	9	Sole Dispositive Power 200,080,055
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 200,080,055
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.4%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 13 of 38 Pages

1	Names of Reporting Persons Blackstone Holdings III GP L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 200,080,055
	8	Shared Voting Power 0
	9	Sole Dispositive Power 200,080,055
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 200,080,055
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.4%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 14 of 38 Pages

1	Names of Reporting Persons Blackstone Holdings III GP Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 200,080,055
	8	Shared Voting Power 0
	9	Sole Dispositive Power 200,080,055
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 200,080,055
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 57.4%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 15 of 38 Pages

1	Names of Reporting Persons GSO Credit Alpha Fund AIV-2 LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 462,922
	8	Shared Voting Power 0
	9	Sole Dispositive Power 462,922
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 462,922
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 16 of 38 Pages

1	Names of Reporting Persons GSO Credit-A Partners LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 17 of 38 Pages

1	Names of Reporting Persons GSO Palmetto Opportunistic Investment Partners LP
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 18 of 38 Pages

1	Names of Reporting Persons GSO Palmetto Opportunistic Associates LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 19 of 38 Pages

1	Names of Reporting Persons GSO Credit-A Associates LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 953,855
	8	Shared Voting Power 0
	9	Sole Dispositive Power 953,855
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 953,855
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 20 of 38 Pages

1	Names of Reporting Persons GSO Credit Alpha Associates LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 462,922
	8	Shared Voting Power 0
	9	Sole Dispositive Power 462,922
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 462,922
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 21 of 38 Pages

1	Names of Reporting Persons GSO Holdings I L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,370,632
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,370,632
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,370,632
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 22 of 38 Pages

1	Names of Reporting Persons Blackstone Holdings II L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,370,632
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,370,632
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,370,632
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 23 of 38 Pages

1	Names of Reporting Persons Blackstone Holdings I/II GP Inc.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 2,370,632
	8	Shared Voting Power 0
	9	Sole Dispositive Power 2,370,632
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,370,632
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person CO

CUSIP No. 16411Q101	13D	Page 24 of 38 Pages

1	Names of Reporting Persons The Blackstone Group L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 202,450,687
	8	Shared Voting Power 0
	9	Sole Dispositive Power 202,450,687
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 202,450,687
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 58.1%
14	Type of Reporting Person PN

CUSIP No. 16411Q101	13D	Page 25 of 38 Pages

1	Names of Reporting Persons Blackstone Group Management L.L.C.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 202,450,687
	8	Shared Voting Power 0
	9	Sole Dispositive Power 202,450,687
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 202,450,687
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 58.1%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 16411Q101	13D	Page 26 of 38 Pages

1	Names of Reporting Persons Stephen A. Schwarzman
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 202,450,687
	8	Shared Voting Power 0
	9	Sole Dispositive Power 202,450,687
	10	Shared Dispositive Power 0
11	Aggregate Amount Beneficially Owned by Each Reporting Person 202,450,687
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 58.1%
14	Type of Reporting Person IN

CUSIP No. 16411Q101	13D	Page 27 of 38 Pages

1	Names of Reporting Persons Bennett J. Goodman
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 2,370,632
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 2,370,632
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,370,632
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person IN

CUSIP No. 16411Q101	13D	Page 28 of 38 Pages

1	Names of Reporting Persons J. Albert Smith III
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 2,370,632
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 2,370,632
11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,370,632
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person IN

CUSIP No. 16411Q101	13D	Page 29 of 38 Pages

Explanatory Note

This Amendment No. 3 to Schedule 13D (this “Amendment No. 3”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission on October 13, 2015 (as amended to date, the “Schedule 13D”), relating to the common units representing limited partner interests (the “Common Units”) of Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 2.	Identity and Background

Item 2 of the Schedule 13D is hereby amended and restated by the following:

This statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”):

i.	Blackstone CQP Common Holdco L.P., which is a Delaware limited partnership (“Blackstone Common Holdco”); and Blackstone CQP Holdco LP, which is a Delaware limited partnership (“CQP Holdco” and, together with Blackstone Common Holdco, the “Blackstone Funds”);

ii.	Blackstone CQP Common Holdco GP LLC, which is a Delaware limited liability company; Blackstone CQP Holdco II GP LLC, which is a Delaware limited liability company; Blackstone CQP FinanceCo LP, which is a Delaware limited partnership; Blackstone CQP Holdco GP LLC, which is a Delaware limited liability company; Blackstone Energy Management Associates L.L.C., which is a Delaware limited liability company; Blackstone Management Associates VI L.L.C., which is a Delaware limited liability company; Blackstone EMA L.L.C., which is a Delaware limited liability company; BMA VI L.L.C., which is a Delaware limited liability company; Blackstone Holdings III L.P., which is a limited partnership formed in Quebec, Canada; Blackstone Holdings III GP L.P., which is a Delaware limited partnership; and Blackstone Holdings III GP Management L.L.C., which is a Delaware limited liability company (collectively, with the Blackstone Funds, the “Blackstone Entities”);

iii.	GSO Credit Alpha Fund AIV-2 LP, which is a Delaware limited partnership; GSO Credit-A Partners LP, which is a Delaware limited partnership; and GSO Palmetto Opportunistic Investment Partners LP, which is a Delaware limited partnership; (collectively, the “GSO Funds”);

iv.	Blackstone Holdings II L.P., which is a Delaware limited partnership, and Blackstone Holdings I/II GP Inc., which is a Delaware corporation (collectively, the “Blackstone Holdings Entities”);

v.	GSO Palmetto Opportunistic Associates LLC, which is a Delaware limited liability company; GSO Credit-A Associates LLC, which is a Delaware limited liability company; GSO Credit Alpha Associates LLC, which is a Delaware limited liability company; and GSO Holdings I L.L.C., which is a Delaware limited liability company; (collectively, with the GSO Funds and the Blackstone Holdings Entities, the “GSO Entities”);

CUSIP No. 16411Q101	13D	Page 30 of 38 Pages

vi.	The Blackstone Group L.P., which is a Delaware limited partnership; and Blackstone Group Management L.L.C., which is a Delaware limited liability company (collectively, the “Blackstone Topco Entities”);

vii.	Stephen A. Schwarzman, who is a United States citizen.

viii.	Bennett J. Goodman and J. Albert Smith III, each of whom is a United States citizen (collectively, the “GSO Executives”).

The principal business address of each of the Blackstone Entities, the Blackstone Holdings Entities, the Blackstone Topco Entities and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154. The principal business address of each of the GSO Entities, other than the Blackstone Holdings Entities, and the GSO Executives is c/o GSO Capital Partners LP, 345 Park Avenue, New York, NY 10154.

The principal business of the Blackstone Funds is investing in securities of the Issuer. The principal business of the GSO Funds is investing in both public and private non-investment grade and non-rated securities, including leveraged loans, high yield bonds, distressed securities, second lien loans, mezzanine securities, equity securities, credit derivatives and other investments.

The principal business of each of the GSO Entities, other than the GSO Funds and the Blackstone Entities, other than the Blackstone Funds, and the Blackstone Topco Entities is directing the operations of, and serving as the respective general partner, managing member (or similar position) and/or equity holder of, certain GSO or Blackstone affiliated entity or entities, as applicable.

The principal occupation of Mr. Schwarzman is serving as an executive of Blackstone Group Management L.L.C. The principal occupation of each of the GSO Executives is serving as an executive of GSO Holdings I L.L.C.

During the last five years, none of the Reporting Persons (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

CUSIP No. 16411Q101	13D	Page 31 of 38 Pages

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

On August 2, 2017, as previously disclosed, the Issuer mandatorily converted the Class B units held by CQP Holdco into Common Units, resulting in the issuance of 198,978,886 Common Units to CQP Holdco.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a)-(b)

Calculations of the percentage of Common Units beneficially owned are based on a total of 348,614,790 Common Units outstanding as of August 3, 2017, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2017.

The aggregate number and percentage of Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

Blackstone Common Holdco is the record holder of 1,101,169 Common Units. Blackstone CQP Holdco is the record holder of 198,978,886 Common Units. GSO Credit Alpha Fund AIV-2 LP is the record owner of 462,922 Common Units. GSO Credit-A Partners LP is the record holder of 953,855 Common Units. GSO Palmetto Opportunistic Investment Partners LP is the record holders of 953,855 Common Units.

Blackstone CQP Common Holdco GP LLC is the general partner of Blackstone Common Holdco. Blackstone Energy Management Associates L.L.C. and Blackstone Management Associates VI L.L.C. are the managing members of Blackstone CQP Common Holdco GP LLC. Blackstone EMA L.L.C. is the sole member of Blackstone Energy Management Associates L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C.

Blackstone CQP Holdco II GP LLC is the general partner of CQP Holdco. Blackstone CQP FinanceCo LP is the sole member of Blackstone CQP Holdco II GP LLC. Blackstone CQP Holdco GP LLC is the general partner of Blackstone CQP FinanceCo LP. Blackstone Management Associates VI L.L.C. is the sole member of Blackstone CQP Holdco GP LLC. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C.

Blackstone Holdings III L.P. is the managing member of both BMA VI L.L.C. and Blackstone EMA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

CUSIP No. 16411Q101	13D	Page 32 of 38 Pages

GSO Palmetto Opportunistic Associates LLC is the general partner of GSO Palmetto Opportunistic Investment Partners LP. GSO Credit-A Associates LLC is the general partner of GSO Credit-A Partners LP. GSO Credit Alpha Associates LLC is the general partner of GSO Credit Alpha Fund AIV-2 LP. GSO Holdings I L.L.C. is the managing member of each of GSO Palmetto Opportunistic Associates LLC, GSO Credit-A Associates LLC and GSO Credit Alpha Associates LLC.

Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Funds. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings II L.P.

The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. and the sole member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C.

Each of Blackstone EMA L.L.C., Blackstone Energy Management Associates L.L.C. and Blackstone CQP Common Holdco GP LLC may be deemed to beneficially own the Common Units held of record by Blackstone Common Holdco. Each of the Blackstone Entities, other than Blackstone EMA L.L.C., Blackstone Energy Management Associates L.L.C., Blackstone CQP Common Holdco GP LLC, and Blackstone CQP Common Holdco L.P., may be deemed to beneficially own the Common Units held of record by CQP Holdco. Each of the GSO Entities and the GSO Executives may be deemed to beneficially own the Common Units held of record by the GSO Funds. Each of the Blackstone Topco Entities and Mr. Schwarzman may be deemed to beneficially own the Common Units held of record by each of the Blackstone Funds and the GSO Funds. However, neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the entities identified as directly holding the securities reported herein) is the beneficial owner of Common Units referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such Common Units and any assertion or presumption that it or he and the other persons on whose behalf this statement is filed constitute a “group.”

(c) Except for the transactions disclosed in Item 4 herein, none of the Reporting Persons has effected any transactions in the Common Units of the Issuer since the filing of Amendment No. 2 to this Schedule 13D.

(d)	None.

(e)	Not Applicable.

CUSIP No. 16411Q101	13D	Page 33 of 38 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 11, 2017

Blackstone CQP Common Holdco L.P.
By:	Blackstone CQP Common Holdco GP LLC, its general partner
By:	Blackstone Management Associates VI L.L.C., its managing member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone CQP Common Holdco GP LLC
By:	Blackstone Management Associates VI L.L.C., its managing member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone CQP Holdco LP
By:	Blackstone CQP Holdco II GP LLC, its general partner
By:	Blackstone CQP FinanceCo LP, its sole member
By:	Blackstone CQP Holdco GP, LLC, its general partner
By:	Blackstone Management Associates VI L.L.C., its sole member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 34 of 38 Pages

Blackstone CQP Holdco II GP LLC
By:	Blackstone CQP FinanceCo LP, its sole member
By:	Blackstone CQP Holdco GP, LLC, its general partner
By:	Blackstone Management Associates VI L.L.C., its sole member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone CQP FinanceCo LP
By:	Blackstone CQP Holdco GP, LLC, its general partner
By:	Blackstone Management Associates VI L.L.C., its sole member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone CQP Holdco GP, LLC
By:	Blackstone Management Associates VI L.L.C., its sole member
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Energy Management Associates L.L.C.
By:	Blackstone EMA L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 35 of 38 Pages

Blackstone Management Associates VI L.L.C.
By:	BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone EMA L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings III GP L.P.
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 36 of 38 Pages

Blackstone Holdings III GP Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Credit Alpha Fund AIV-2 LP
By:	GSO Credit Alpha Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit Alpha Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Partners LP
By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Palmetto Opportunistic Investment Partners LP
By:	GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 16411Q101	13D	Page 37 of 38 Pages

GSO Palmetto Opportunistic Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings II L.P.
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.
By: Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 16411Q101	13D	Page 38 of 38 Pages

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact